Exhibit 12.1
                                                                         2/15/01

                              GEORGIA POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1999
                  and the twelve months ended December 31, 2000



                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                         Ended
                                                                         Year ended December 31,                       December 31,
                                                   --------------------------------------------------------------------------------
                                                      1995          1996          1997         1998          1999          2000
                                                      ----          ----          ----         ----          ----          ----
                                                  ---------------------------------Thousands of Dollars----------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes         $1,407,861    $1,295,124    $1,277,565    $1,249,768    $1,158,999    $1,192,370
      AFUDC - Debt funds                              12,123        11,452         9,030         7,117        12,429        23,396
                                                  ----------    ----------    ----------    ----------    ----------    ----------
         Earnings as defined                      $1,419,984    $1,306,576    $1,286,595    $1,256,885    $1,171,428    $1,215,766
                                                  ==========    ==========    ==========    ==========    ==========    ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $  257,092    $  210,149    $  196,707    $  182,879    $  164,375    $  171,994
   Interest on interim  obligations                   21,463        15,478         7,795        12,213        19,787        28,262
   Amort of debt disc, premium  and expense, net      15,846        14,802        14,191        13,378        15,127        14,257
   Other interest  charges                            20,400        21,296        57,623        71,536        75,868        79,396
                                                  ----------    ----------    ----------    ----------    ----------    ----------
         Fixed charges as defined                 $  314,801    $  261,725    $  276,316    $  280,006    $  275,157    $  293,909
                                                  ==========    ==========    ==========    ==========    ==========    ==========



RATIO OF EARNINGS TO FIXED CHARGES                     4.51          4.99          4.66          4.49          4.26          4.14
                                                       ====          ====          ====          ====          ====          ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.